Exhibit 10.1

                             LCC INTERNATIONAL, INC.

                        CHANGE IN CONTROL SEVERANCE PLAN

                                       AND

                            SUMMARY PLAN DESCRIPTION




                       Plan Effective Date: June 15, 2005

                             LCC INTERNATIONAL, INC.
                        CHANGE IN CONTROL SEVERANCE PLAN
                                       AND
                            SUMMARY PLAN DESCRIPTION



The LCC International, Inc. Change in Control Severance Plan (the "Plan") is primarily designed to provide eligible employees of LCC International, Inc. (the "Company") whose employment is terminated on or after June 15, 2005 following a Change in Control of the Company with separation pay in the event of an involuntary termination of employment.

This Plan is designed to be an "employee welfare benefit plan," as defined in
Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). This Plan is governed by ERISA and, to the extent applicable, the laws of the Commonwealth of Virginia. This document constitutes both the official plan document and the required summary plan description under ERISA.

ELIGIBILITY

You will be an Eligible Employee for purposes of receiving severance benefits under the Plan if:

     o you are (i) a regular, full-time employee of the Company; (ii) Chief Executive Officer, Senior Vice President, a Vice President or a Director of the Company and (iii) are selected by the Compensation Committee of the Board of Directors to participate in the Plan. Prior to a Change in Control, the Compensation Committee has the discretion to terminate Eligible Employees' participation in the Plan as well as to select additional Eligible Employees; provided, however, no termination of participation will be effective if a Change in Control occurs within six (6) months. Participation in the Plan may not be terminated in connection with or after a Change in Control;

     o your active employment with the Company is Involuntarily Terminated within twelve (12) months following a Change in Control;

     o you execute the General Release of All Claims (the "General Release"), a copy of which is attached as Exhibit A, within five (5) business days after your termination date or, if you are age forty (40) or over, you execute the General Release, a copy of which is attached as Exhibit B, within forty-five (45) business days after your termination; and

     o    you are not in one of the excluded categories listed below.

Excluded categories of employees. You are not eligible for severance benefits under this Plan if:

     o    you  voluntarily   terminate   employment   unless  your   termination
          constitutes an "Involuntary Termination" as defined below;

     o you are employed with a successor employer which directly or indirectly acquires (i) all or any portion of the assets or operations of the Company or any subsidiary, (ii) all or any portion of the outstanding capital stock of the Company, or (iii) fifty percent (50%) or more of the capital stock of any subsidiary of the Company. However, you would be eligible for severance benefits pursuant to the terms of the Plan upon a subsequent termination by the successor employer within twelve (12) months following a Change in Control if the successor employer was a party to the Change in Control transaction;

     o you are dismissed for Cause, whether or not prior to your dismissal you received notice of a termination which would otherwise qualify you for severance benefits; or

     o you are an employee of a subsidiary, operating division or operating region of the Company and the Company has entered into a binding agreement to sell the subsidiary or operating division or operating region to a Third Party prior to, or at the same time as, the occurrence of the Change in Control. For this purpose, a "Third Party" means a person who does not purchase or acquire (by merger or otherwise) the parent corporation, other divisions or other operating regions of the Company.

HOW THE PLAN WORKS

If you are eligible for severance benefits under the Plan, the amount of your severance pay will be determined in accordance with the guidelines set forth below, subject to the Golden Parachute Tax Gross-Up set forth below. You will receive your severance pay in a lump-sum payment (with appropriate taxes deducted), which will be made as soon as administratively practicable after the occurrence of the following events:

     o your Involuntary Termination within the twelve (12) months following a Change in Control, provided, however, in the case of key employees (as defined in Section 416(i) of the Internal Revenue Code of 1986, as amended (the "Code") without regard to paragraph (5) thereof), payment shall be delayed six months following your Involuntary Termination to the extent necessary to avoid the imposition of the penalty tax under Code Section 409A;

     o    the Company's receipt of your executed General Release; and

     o the expiration of any rescission period applicable to your executed General Release.

                              Severance Guidelines
                              --------------------

If your employment is Involuntarily Terminated within twelve (12) months following a Change in Control, you will be paid or provided:

     (1)  All Accrued Compensation and a Pro-Rata Bonus;

     (2)  Benefits continuation for the Applicable Period, and

     (3)  Severance as follows:

          o if the Eligible Employee was the Chief Executive Officer of the Company immediately before the Change in Control, an amount equal to 200% of the Eligible Employee's Annual Base Pay;

          o if the Eligible Employee was a Senior Vice President of the Company immediately before the Change in Control, 150% of the Eligible Employee's Annual Base Pay;

          o if the Eligible Employee was a Vice President immediately before the Change in Control, 100% of the Eligible Employee's Annual Base Pay;

          o if the Eligible Employee was a Director immediately before the Change in Control, 50% of the Eligible Employee's Annual Base Pay.

Both the employer and employee portion of the COBRA premiums for the continuation of group health coverage during the Applicable Period will be paid by the Company.

Accrued Compensation shall mean an amount which shall include all amounts earned or accrued through the termination date but not paid as of the termination date including (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by you on behalf of the Company during the period ending on the termination date, (iii) vacation and sick leave pay (to the extent provided by Company policy or applicable law), (iv) incentive compensation (other than the Pro Rata Bonus; and (v) 100% of any bonus with respect to the Company's fiscal year ended prior to the termination date to the extent a bonus for such year has not been awarded and paid prior to the termination date and there is a reasonable expectation that a bonus would be paid based upon the company's results and/or your performance against bonus objectives.

Annual Base Pay generally means your annualized base salary at the rate in effect during the last regularly scheduled payroll period immediately preceding either (i) the occurrence of the Change in Control, or (ii) your Involuntary Termination, whichever is greater, and does not include, for example, bonuses, overtime compensation, incentive pay, fringe benefits, sales commissions or expense allowances.

Applicable Period means (i) twenty-four (24) months, if you were the Chief Executive Officer of the Company immediately prior to the Change in Control,
(ii) eighteen (18) months, if you were a Senior Vice President of the Company immediately prior to the Change in Control, (iii) twelve (12) months, if you were a Vice President of the Company immediately prior to the Change in Control or (iv) six (6) months, if you were a Director of the Company immediately prior to the Change in Control.

Cause means: (i) any act of deceit, dishonesty, fraud or theft, (ii) a material failure to perform your job responsibilities after having been provided notice and a reasonable opportunity to cure the problem, (iv) any material violation of Company policy under circumstances where you knew or should have known of the policy, (v) any material violation of this Plan or any agreement you may have with the Company including, without limitation, any violation of your obligations of confidentiality and non-competition, (vi) any immoral, unethical or illegal behavior including, without limitation, and violation of your fiduciary obligations to the Company or (vii) a material failure to cooperate with the Company in accomplishing the Change in Control transaction.

Change in Control shall be deemed to occur upon the consummation of any of the following transactions:

     1. the sale of all or substantially all of the assets of the Company to another person or entity;

     2. a merger, consolidation or reorganization of the Company with one or more other persons or entities where the Company is not the surviving entity unless all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the combined voting power of all classes of stock of the Company, immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of all class of stock of the entity resulting from such transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction,; or

     3. a merger, acquisition or other transaction in which the Company is the surviving corporation that results in any person or entity (other than persons who are holders of 5% or more of the stock of the Company at the time the transaction is approved by the shareholders and other than any Affiliate) acquiring beneficial ownership of more than 50% of the combined voting power of all classes of stock of the Company, excluding any change in voting control arising as a result of the conversion of Class "B" common stock of the Company to Class "A" common stock of the Company or any distribution by RF Investors, L.L.C. to any of its direct or indirect owners, investors or their respective affiliates (within the meaning of Rule 405 of Regulation C under the 1933 Act).

Confidential Information
------------------------

You shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by you during your employment by the Company or any of its affiliates and which shall not be or become public knowledge (other than by your acts or acts of your representatives in violation of this Plan). After termination of your employment with the Company, you shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

Covenant Not to Compete
-----------------------

If you are an Eligible Employee under the Plan, in consideration for the severance payment being made to you under the Plan, you are subject to a Covenant Not to Compete. Pursuant to the Covenant Not to Compete, following the termination of employment, you may not (i) compete with the Company on your own behalf or on behalf of any third party; or (ii) participate as a director, stockholder or partner or have any direct or indirect financial interest in any enterprise which engages in any business in which the Company is engaged, or to your knowledge, has reasonably firm plans to engage, for the Applicable Period. You acknowledge and agree that the severance benefits provided to you under the Plan (with your severance and non-compete term being roughly equivalent) are intended and are sufficient to compensate you for the Covenant Not to Compete provided under this Plan provision.

Golden Parachute Tax Gross-Up
-----------------------------

In the event that any payment or benefit made or provided to or for your benefit in connection with this Plan and/or your employment with the Company or the termination thereof (a "Payment") is determined to be subject to any excise tax ("Excise Tax") imposed by Section 4999 of the Code (or any successor to such Section), in the discretion of the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"), the Company shall pay to you, prior to the time any Excise Tax is payable with respect to such Payment (through withholding or otherwise), an additional amount (a "Gross-Up Payment") which, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, is equal to the sum of (i) the Excise Tax on such Payment plus (ii) any penalty and interest assessments associated with such Excise Tax, or such lesser amount that is determined by the Compensation Committee. The determination of whether any Payment is subject to an Excise Tax and, if so, the amount and time of any Gross-Up Payment pursuant to this Plan shall be made by an independent auditor (the "Auditor") selected and paid by the Company. The parties shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of any liability for Excise Tax.

Incentive Compensation shall mean 100% of the commission, bonus or other incentive-type pay paid to you (excluding stock options, restricted stock and restricted stock units) for the fiscal year immediately preceding the Change in Control.

Involuntary Termination shall mean the termination of your employment with the Company (or, if applicable, successor entity) other than by reason of death or disability: (a) involuntarily upon your discharge or dismissal other than for Cause, or (b) upon your resignation following (I) a reduction in your level of Annual Base Pay or any target bonus opportunity, (II) a material reduction in your benefits, (III) a relocation of your place of employment which is more than 35 miles from your place of employment prior to the Change in Control, as determined in your reasonable judgment, provided and only if such change or reduction is effected without your written concurrence, or (c) upon your resignation following a change in your position with the Company (or, if applicable, with the successor entity) that is effected without the your written consent and materially reduces your level of responsibility or authority or that materially increases your level of responsibility or authority without an appropriate increase in compensation (in your reasonable judgment). You will not be considered to have an Involuntary Termination of employment if you do not accept an offer of a position with a successor entity at a level of pay, benefits, location, responsibilities and authority that is not significantly less than your level of pay, benefits, location, responsibilities and authority at the time of the Change in Control.

Non-Solicitation You may not, during your employment by the Company and for a period of one year thereafter, induce or attempt to induce any employee of the Company or any the Company's affiliates to render services for any other person.

Pro Rata Bonus means an amount equal to 100% of the target bonus that you would have been eligible to receive for the Company's fiscal year in which your employment terminates, multiplied by a fraction, the numerator of which is the number of days in such fiscal year through the Termination Date and the denominator of which is 365.

OTHER IMPORTANT INFORMATION

Plan Administration. As the Plan Administrator, the Company has full discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for benefits under the Plan and the amount of benefits (if any) payable per participant. Any determination by the Plan Administrator will be final and conclusive upon all persons. When benefits are due, they will be paid from the general assets of the Company. The Company is not required to establish a trust to fund the Plan. The benefits provided under this Plan are not assignable and may be conditioned upon your compliance with any confidentiality agreement you have entered into with the Company or upon your compliance with any Company policy or program communicated to you in writing.

Claims Procedure. If you believe you are incorrectly denied a benefit or are entitled to a greater benefit than the benefit you receive under the Plan, you may submit a signed, written application to the Plan Administrator within ninety
(90) days of your termination. You will be notified of the approval or denial of this claim within ninety (90) days of the date that the Plan Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If your claim is denied, the notification will state specific reasons for the denial and you will have sixty (60) days from receipt of the written notification of the denial of your claim to file a signed, written request for a review of the denial with the Plan Administrator. This request should include the reasons you are requesting a review, facts supporting your request and any other relevant comments. Pursuant to its discretionary authority to administer and interpret the Plan and to determine eligibility for benefits under the Plan, the Plan Administrator will generally make a final, written determination of your eligibility for benefits within sixty (60) days of receipt of your request for review.

Plan Terms. Nothing in this Plan shall affect an employee's right to severance benefits under circumstances not involving a termination following a Change in Control. Nothing in this Plan shall be effective to constitute a material modification to any term of any extension of credit by the Company or any renewal of any extension of credit that existed on July 30, 2002.

Plan Amendment or Termination. The Company reserves the right to terminate or amend the Plan at any time upon the vote of a two-thirds majority of the Board of Directors; provided, however, that no termination or amendment which materially impairs the rights of an Eligible Employee under the Plan will be effective if made (i) within six (6) months prior to, (ii) on the date of or
(iii) after, the occurrence of a Change in Control.

Taxes. The Company will withhold all applicable taxes and other payroll deductions from any severance payment.

No Right To Employment. This Plan does not provide you with any right to continue employment with the Company or affect the Company's right, which right is hereby expressly reserved, to terminate the employment of any individual at any time for any reason with or without cause.

No Duplication of Benefits. This Plan may not constitute all of the agreements between the Eligible Employees and the Company providing for severance payments in connection with a termination of employment; provided, however, that if an Eligible Employee is entitled to severance payments pursuant to this Plan and pursuant to any other oral or written agreements, commitments or understandings calling for severance payments in connection with a termination of employment, the severance payments paid to the Employee by the Company in connection with such termination of employment shall be limited to the greater of (i) severance payments provided pursuant to this Plan or (ii) severance payments provided by the Company pursuant to such other oral or written agreements, commitments or understandings. If the Employee is entitled to severance payments pursuant to this Plan and pursuant to any other oral or written agreements, commitments or understandings calling for severance payments in connection with a termination of employment, the Employee shall determine, in the Employee's sole discretion, by notice given in writing to the Company, which payments are greater.

Expenses. The Company shall pay any and all reasonable legal fees and expenses incurred by the Employee in seeking to obtain or enforce, by bringing an action against the Company, any right or benefit provided in this Plan if the Employee is successful in whole or in part in such action.

Further Assistance. In consideration of your eligibility for benefits under this Plan, you must make yourself reasonably available to the Company relating to your prior services as an employee of the Company including, but not limited to, assisting the Company and acting as a witness in connection with any pending or threatened litigation or other legal proceeding with respect to which the Company reasonably determines your participation to be necessary and responding to questions and inquiries with respect to such prior services. Such assistance will be without additional compensation to you, however, you will be reimbursed for any out-of-pocket expenses you incur in providing such assistance.

STATEMENT OF ERISA RIGHTS


As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). ERISA provides that all Plan participants shall be entitled to:

Examine, without charge, at the Plan Administrator's office, all Plan documents, including all documents filed by the Plan with the U.S. Department of Labor.

Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan's annual financial report.

File suit in a federal court, if you, as a participant, request materials and do not receive them within thirty (30) days of your request. In such a case, the court may require the Plan Administrator to provide the materials and to pay you a fine of up to $110 for each day's delay until the materials are received, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

In addition to creating rights for certain employees of the Company under the Plan, ERISA imposes obligations upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called "fiduciaries") have a duty to do so prudently and in the interest of the Company's employees who are covered by the Plan.

No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit to which you are entitled under the Plan or from exercising your rights under ERISA.

If your claim for a severance benefit is denied or ignored, in whole or in part, you have a right to file suit in a federal or a state court. If Plan fiduciaries are misusing the Plan's assets (if any) or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful in your lawsuit, the court may, if it so decides, order the party you have sued to pay your legal costs, including attorney fees. However, if you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim or suit is frivolous.

If you have any questions about the Plan, this statement or your rights under ERISA, you should contact the Plan Administrator or the nearest Area Office of the Employee Benefits Security Administration, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210

                           ADDITIONAL PLAN INFORMATION



================================= ==============================================
Name of Plan:                     LCC International, Inc. Change in Control
                                  Severance Plan

--------------------------------- ----------------------------------------------
Company Sponsoring Plan:          LCC International, Inc.
                                  7925 Jones Branch Drive
                                  McLean, Virginia 22102

--------------------------------- ----------------------------------------------
Employer Identification Number:
--------------------------------- ----------------------------------------------
Plan Number:                      50__

--------------------------------- ----------------------------------------------
Plan Year:                        The calendar year; the first plan year is a
                                  short plan year starting June 15, 2005 and ending December 31, 2005

--------------------------------- ----------------------------------------------
Plan Administrator:               Vice President, Human Resources
                                  LCC International, Inc.
                                  7925 Jones Branch Drive
                                  McLean, Virginia 22102
                                  (703) 873-2000

--------------------------------- ----------------------------------------------
Agent for Service of Legal        Plan Administrator
Process:

--------------------------------- ----------------------------------------------
Type of Plan:                     Severance Plan/Employee Welfare Benefit Plan

--------------------------------- ----------------------------------------------
Plan Costs:                       The cost of the Plan is paid by LCC
                                  International, Inc.
================================= ==============================================

                                    EXHIBIT A

                          GENERAL RELEASE OF ALL CLAIMS



                  In consideration of the severance benefits to be paid to me by LCC International, Inc. in accordance with the terms of the LCC International, Inc. Change in Control Severance Plan, a copy of which has been given to me, I hereby fully and forever release and discharge LCC International, Inc., its officers, directors, agents, employees, successors, predecessors, subsidiaries and assigns (hereinafter, collectively called "LCC International") from all claims and causes of action arising out of or relating in any way to my employment with LCC International including the termination of my employment.

                  I understand and agree that this RELEASE is a full and complete waiver of all claims, including, but not limited to, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any other state and federal laws and regulations relating to employment or employment discrimination. I further understand that by this RELEASE I agree not to assist, encourage, institute or cause to be instituted the filing of any administrative charge or legal proceeding against LCC International relating to employment discrimination.

                  I also hereby agree that nothing contained in this RELEASE shall constitute or be treated as an admission of liability or wrongdoing by me or LCC International.

                  I hereby acknowledge that I have read and understand the foregoing RELEASE and that I sign it voluntarily and without coercion. I further acknowledge that I was given an opportunity to consider and review this RELEASE and to consult with an attorney of my own choosing concerning the waivers contained in this RELEASE, that I have done so and that the waivers made herein are knowing, conscious and with full appreciation that I am forever foreclosed from pursing any of the rights so waived.

                                    Executed this _____ day of __________, 20__.


                                    --------------------------------------------
                                    Employee

                                    EXHIBIT B

                          GENERAL RELEASE OF ALL CLAIMS



                  In consideration of the severance benefits to be paid to me by LCC International, Inc. in accordance with the terms of the LCC International, Inc. Change in Control Severance Plan (the "Plan"), a copy of which has been given to me, I hereby fully and forever release and discharge LCC International, Inc., its officers, directors, agents, employees, successors, predecessors, subsidiaries and assigns (hereinafter, collectively called "LCC International") from all claims and causes of action arising out of or relating in any way to my employment with LCC International including the termination of my employment.

                  I understand and agree that this RELEASE is a full and complete waiver of all claims, including, but not limited to, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any other state and federal laws and regulations relating to employment or employment discrimination. I further understand that by this RELEASE I agree not to assist, encourage, institute or cause to be instituted the filing of any administrative charge or legal proceeding against LCC International relating to employment discrimination.

                  I also hereby agree that nothing contained in this RELEASE shall constitute or be treated as an admission of liability or wrongdoing by me or LCC International.

                  I understand that I may have 21 days after receipt of this RELEASE within which I may review and consider, discuss with an attorney of my own choosing, and decide to execute or not execute it. I also understand for a period of seven (7) days after I sign this RELEASE, I may revoke this RELEASE and that the RELEASE will not become effective until seven (7) days after I sign it, and only then if I do not revoke it. In order to revokes this RELEASE, I must deliver to the Chief Executive Officer, by no later than seven (7) days after I execute this RELEASE, a letter stating that I am revoking it. I understand that if I choose to revoke this RELEASE within seven (7) days after I sign it, any severance benefits which I would otherwise be entitled to receive, will not be due and payable, and the RELEASE will have no effect. If I do not elect to sign this RELEASE, I understand that I will not receive any severance benefits under this Plan or any other plan.

                        EMPLOYEE'S ACCEPTANCE OF RELEASE

         BEFORE SIGNING MY NAME TO THIS RELEASE, I STATE THAT: I HAVE READ IT; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT; AND I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.

                                   Executed this _____ day of ___________, 20__.


                                   ---------------------------------------------
                                   Employee


                                                                               3